Exhibit 99.1
For Immediate Release — February 11, 2011
Company Contact:
Eileen Bergin, Investor Relations
Northfield Bancorp, Inc.
(732) 499-7200, ext. 2515
E-mail: ebergin@eNorthfield.com
NORTHFIELD BANCORP TO PRESENT AT THE STERNE AGEE FINANCIAL INSTITUTIONS INVESTOR CONFERENCE
Avenel, New Jersey, February 11, 2011 (GLOBENEWSWIRE) -Northfield Bancorp, Inc., (the “Company”) announced that John W. Alexander, Chairman and Chief Executive Officer will participate in a Mutual Holding Company (MHC) panel discussion at the Sterne Agee Financial Institutions Investor Conference on February 17, 2011 at 10:20 a.m., Eastern time. In addition, Mr. Alexander and Steven M. Klein, Executive Vice President and Chief Financial Officer, will be holding one-on-one meetings at the conference with investors on February 17, 2011 and February 18, 2011.
A live audio webcast of the MHC panel discussion will be available through the Company’s website at www.eNorthfield.com, by selecting “Investor Relations” at the top of the page, and clicking the microphone icon. Interested listeners should visit the site at least 15 minutes in advance of the scheduled time of the presentation to complete the required registration and download any necessary software. The MHC panel discussion will be archived and available via the above link for 30 days. A link to the slide presentation to be used in the meetings with investors will also be available through Northfield Bancorp, Inc.’s Investor Relations website located at www.eNorthfield.com, by selecting “Presentations” from the pull down “Investor Relations” tab. The presentation will be available beginning after 5:00 p.m. Eastern time on February 16, 2011. The presentation will be available on the website for 30 days.
About Northfield Bancorp, Inc. Northfield Bancorp, Inc. is the federally chartered stock holding company for Northfield Bank. Northfield Bank was organized in 1887 and operates 20 offices in the New York Counties of Richmond (Staten Island) and Kings (Brooklyn) and the New Jersey Counties of Union and Middlesex. For additional information about Northfield Bancorp, Inc. or Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.